Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIOS

This schedule contains financial information extracted from the Registrant’s Financial Statements as of December 31, 2002 and 2001 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2002	December 31, 2001
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$645,517	$510,406
Current liabilities (denominator)	793,273	364,909

Current ratio	0.81	1.4

Working Capital:

Current Assets minus Current Liabilities

Current assets	$645,517	$510,406
Current liabilities	793,273	364,909

Working Capital	-147,756	145,497